Exhibit 99.1

Moleculin Receives Positive FDA Guidance for Acceleration of its Registration-Enabling MIRACLE Trial for R/R Acute Myeloid Leukemia (AML)

Company remains on track for first subject treated in pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) in the first quarter of 2025

HOUSTON, February 13, 2025 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced it has received U.S. Food and Drug Administration (“FDA”) feedback and guidance on its IND amendment that has allowed a reduction in the size of its Phase 3 pivotal trial protocol evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML) (MB-108). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US, Europe and the Middle East.

“Given the importance of our Miracle trial as a pivotal registration clinical trial, we were extremely pleased to receive detailed follow up from the FDA regarding our IND amendment to enable the trial. While all of the major aspects of the trial remain unchanged, guidance from FDA recommended an alteration to the statistical plan that will allow us to reduce the size of Part B of our trial by approximately 10%. Moreover, the nature of the feedback helps us move forward quickly to open sites in the US, in addition to the sites we are expecting to open in Europe and the Middle East. All of this supports the pursuit of an accelerated timeline for new drug approval,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Mr. Klemp added, “The spirit of collaboration surrounding the Miracle trial is, frankly, inspiring. From investigating clinicians to regulatory authorities around the world, people are starting to realize the potential significance of approving the first-ever non-cardiotoxic anthracycline. Annamycin’s approval in AML alone would bring the potential to save thousands of lives every year, and the opportunity to eliminate the threat of cardiotoxicity in a wide range of tumors equates to as much as 20 times that in long term potential. It’s critical to remember that nearly half of all cancers are treated with an anthracycline…and 60% of all childhood cancers. One of the things that drives us every day is our belief that no child should ever have to be subjected to a cardiotoxic anthracycline once Annamycin is approved.”

The MIRACLE study, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, utilizes an adaptive design whereby the first 75 to 90 subjects will be randomized (1:1:1) in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, which Annamycin doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting. The amended protocol allows for the unblinding of preliminary primary efficacy data (Complete Remission or CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (at 75 to 90 subjects). This early unblinding will yield 30 subjects with Annamycin (190mg/m2 and 230/m2) and HiDAC and 15 subjects with just HiDAC. The Company expects to reach the first unblinding (45 subjects) in the second half of 2025, in addition to the second unblinding, which is expected in the first half of 2026. This accelerated estimated timeline is due to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

For Part B of the trial, approximately 220 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the achievements of each of the milestones in this press release. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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